Apollo Group, Inc.
News Release

APOLLO GROUP PROVIDES UPDATE ON CURRENT EVENTS

•	Private loans remain at approximately 4% of revenue

•	Current available liquidity approximately $1 billion and current exposure to auction rate securities is $107 million

•	$95 million bond posted and court stays judgment while post-trial motions are pending in securities litigation

•	Update on sale-leaseback of Phoenix headquarters buildings

Phoenix, Arizona, February 21, 2008 – In recognition of significant uncertainty in the capital markets, Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group” or “the Company”) today provided an update on several issues which could potentially impact the Company’s liquidity and business. The Company is providing this information today; however, the Company may not provide this level of detail or provide further updates in the future except as it deems necessary.

“In light of the recent scrutiny of the student loan industry and current events in our business, we would like to assure investors of our financial stability, and to affirm that our students are not experiencing any interruptions in receiving the federal funding needed to support their education,” said Joseph L. D’Amico, Apollo Group’s Executive Vice President and Chief Financial Officer.

Mr. D’Amico added, “We continue to generate positive cash flow, have a very sound balance sheet and have available approximately $1 billion of liquidity. We believe this liquidity level will more than meet our business needs during this time of uncertainty in the capital markets.”

Federal Family Education Loan Program (“FFELP”) and Private Student Loans
Apollo Group has not experienced any interruption of Title IV student loan funding, which includes FFELP loans guaranteed by the government. In addition, the Company plans to add a fifth lender in the near future to its preferred lender list to provide students seeking loans with an even broader list of lender choices. The additional lender will offer FFELP loans directly and private loans through a third-party relationship.

As previously announced, tuition payments funded from third-party private loans continue to represent approximately four percent of the Company’s revenue. Third-party private loans are generally utilized by students in the University of Phoenix’s bachelor degree programs. The fastest growing sector of the Company’s student body, University of Phoenix’s associate degree students, do not require private loans to cover the cost of their program as the tuition levels are below Title IV loan limits.

Although the Company has seen some tightening of underwriting for students seeking private loans (measured as a percentage of applications approved relative to those submitted to a lender), students generally have had more than one choice of lenders and therefore, this tightening, to date, has not had a significant adverse impact on students in the Company’s programs. As previously disclosed, the Company does not have recourse exposure on private student loans, with one exception of a minor private loan relationship. The total exposure on this loan program is less than $1 million.

Private loans have become more difficult to obtain for international students enrolled at the University of Phoenix. As such, some lenders have tightened their credit criteria or canceled their international programs. The Company is seeking alternative lenders to provide private loans to international students and may be required to pay an up-front amount of up to 10% of each loan to secure available financing for these students, which is consistent with certain previous programs for international students.

Auction Rate Securities (“ARS”) and Liquidity Position
Recently, there have been reports about failed auctions in the auction rate securities market, and speculation with regard to the effect the failures may have on the liquidity of investors who hold these securities, such as Apollo Group. During the second quarter of fiscal 2008, the Company owned as much as $365 million in ARS – all in high quality (A rated and above) municipal securities, preferred stock and other tax-exempt bonds. As of February 19, 2008, all but $107 million of the ARS investments had been liquidated and not reinvested in the ARS market as the Company intentionally reduced its exposure to these instruments. Of the $107 million, approximately $79 million in ARS instruments were not liquidated due to failed auctions. Despite these failed auctions, there have been no defaults on the underlying securities, and investment income on these ARS holdings continues to be received in a timely manner. As a result, the interest rates on these failed ARS investments were reset and now have a weighted average tax-exempt interest rate of 5.2% compared to 4.5% prior to the failed auctions.

For the immediate future, the Company will maintain a more conservative investment portfolio given the uncertainties in the credit markets and expects investment income to reflect the conservative nature of these investments. As of February 19, 2008, the Company had approximately $1 billion in liquidity composed of approximately $500 million of cash, cash equivalents and marketable securities (excluding student-related restricted cash and after posting the bond as discussed below), and a $500 million line of credit, which it has not drawn upon since its inception.

Status of Securities Litigation Matter
In motions filed on February 13, 2008, Apollo Group asked a federal district court in Arizona to set-aside, reverse or modify a recent verdict by a Phoenix jury in a consolidated securities class action brought by the Policemen’s Annuity and Benefit Fund of Chicago. The Court stayed enforcement of the judgment while the post-trial motions are pending provided that Apollo post a bond in the amount of $95 million by February 19, 2008. On February 19, 2008, the Company posted the $95 million bond with the Court. Oral arguments have been requested; but a hearing date has not been set. If the Company’s motions are denied, in whole or in part, it will consider an appeal. If an appeal is necessary, the Court may require the Company to post a bond in order to stay enforcement of the judgment during the appeal, and the bond could be in a different amount from the present bond. The Company believes it has adequate liquidity to fund any likely bond amount.

Sale and Leaseback of Headquarters Buildings
The Company previously reported that it had an option to sell its newly constructed headquarters buildings to the Macquarie Group (“Macquarie”) for $170 million and expected the transaction to close during the Company’s fiscal 2008 third quarter. The Company recently determined that it is Macquarie that has the option to purchase the buildings for $170 million. Macquarie made a non-refundable escrow deposit of $9 million in connection with this option. At this time, the Company does not know whether Macquarie will exercise its option to purchase the buildings. The Company expects to receive its Permanent Certificate of Occupancy for the building within the next several weeks. At that time, the Company will provide notice to Macquarie, and Macquarie will have five days to exercise its option. The Company’s financial position and operating cash flows will not be materially adversely affected if Macquarie decides not to exercise its option. As stated above, as of February 19, 2008, the Company had approximately $1 billion of liquidity composed of approximately $500 million of cash, cash equivalents and marketable securities (excluding student-related restricted cash and after posting the bond as discussed above), and a $500 million line of credit, which it has not drawn upon since its inception. Should Macquarie decide not to exercise its option, the Company plans to market the buildings to other parties, but no assurances can be given with respect to the timing or the amount of proceeds of any such sale.

About Apollo Group, Inc.
Apollo Group, Inc. has been providing academic access and opportunity to students for more than 30 years through its University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Insight Schools and Apollo Global entities.  It also owns Aptimus, a provider of innovative digital media solutions.  The Company’s distinctive educational programs and services are provided at the high school, college and graduate levels at 256 locations in 40 states and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico and the Netherlands, as well as online, throughout the world (number of locations is as of November 30, 2007).

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, and overall future prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors.  For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.

Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu / Janess Pasinski ~ (602) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Christie Lowey ~ CKPR ~ (602) 417-0672 ~ clowey@ckpr.biz